EXHIBIT 99.1

Johnson Outdoors Reports 2014 Fiscal 2nd Quarter Results

RACINE, Wis., May 2, 2014 (GLOBE NEWSWIRE) -- Johnson Outdoors Inc. (Nasdaq:JOUT), a leading outdoor recreation equipment company reported lower sales for the fiscal 2014 second quarter, due primarily to prolonged harsh winter weather during the period. Record-high revenue during the prior year second quarter also contributed to unfavorable year-over-year comparisons. Lower operating expenses were unable to offset the volume-related impact on operating profit.

"Unpredictable weather conditions are always challenging for the highly seasonal outdoor recreational industry, and this year's unusually long and frigid winter has shifted the pacing of customer orders to more closely align with the retail-selling period of our products during the spring and summer months. On a positive note, we ended this quarter with strong marketplace demand for our new products. However, given the very late start to the season, it is difficult to forecast full-year performance at this time," said Helen Johnson-Leipold, Chairman & CEO.

SECOND QUARTER RESULTS

Sales during the second fiscal quarter historically reflect initial shipments to customers in advance of the primary retail selling period for the outdoor recreation industry's warm-weather products season. Net sales were $124.3 million in the second fiscal quarter, a 6 percent decline compared with record-high net sales of $132.1 million in the prior year quarter. Revenue declines in Marine Electronics, Watercraft and Diving eclipsed the modest growth in Outdoor Gear sales. Key drivers behind the year-over-year comparison in each business unit were:

  Marine Electronics revenue declined 7 percent due to delayed orders in key channels.
  Outdoor Gear revenue increased 9 percent due primarily to higher military tent orders.
  Watercraft sales compared unfavorably to the same period last year due to lower international sales related to the planned exit of European and Pacific Rim markets.
  Diving sales were 11 percent behind the prior year due to weak economies in key diving markets, coupled with delayed shipments of new products.

Total Company operating margin for the fiscal second quarter was 9 percent versus operating margin of 10 percent in the prior year second quarter. Operating profit of $11.5 million in the current quarter reflected a $1.1 million decline year-over-year. Operating expenses declined $4.1 million year-over-year due largely to lower sales volume related costs, as well as reduced discretionary compensation, warranty and restructuring costs. Net income in the fiscal second quarter of $7.4 million, or $0.67 per diluted share, compared unfavorably to record-high second-quarter net income of $8.9 million, or $0.90 per diluted share, reported in the previous year second quarter.

YEAR-TO-DATE RESULTS

Fiscal 2014 year-to-date net sales were $203.4 million compared with record-high net sales of $219.4 million in the same year-to-date period last year. Total Company operating profit was $8.6 million, which compared unfavorably to operating profit of $14.2 million during the first six months of the prior fiscal year-to-date period. Key factors contributing to the revenue and profit declines during the first six months are the same as those stated above for the current quarter. Net income for the first six months of the year of $5.2 million, or $0.30 per diluted share, compared unfavorably to record-high net income of $9.2 million, or $0.93 per diluted share, reported in the prior year same six-month period. Net interest expense for the first six months declined nearly 50 percent compared with the same period last year. The Company's effective tax rate during the fiscal first six months was 37 percent compared to an effective tax rate of 33 percent in the prior year-to-date period.

OTHER FINANCIAL INFORMATION

At March 28, 2014, debt, net of cash was $1.5 million, a 92 percent decrease compared with debt, net of cash of $20.2 million at the end of the prior year quarter. Depreciation and amortization was $5.1 million year-to-date, compared to $5.1 million during the prior year-to-date period. Capital spending totaled $6.7 million during the first six-month period compared with $6.1 million in the previous year-to-date period.

"The next six months demands a keen focus on disciplined working capital management and enhanced operational flexibility, in addition to controlled spending to ensure continued progress toward our 2015 financial targets, " said David W. Johnson, Vice President and Chief Financial Officer. "Importantly, despite this year's weather-delayed season, the balance sheet is solid and our cash position remains strong enabling us to make key strategic investments in the future, while also paying a dividend to shareholders."

WEBCAST

The Company will host a conference call and audio web cast at 11:00 a.m. Eastern Time on Friday May 2, 2014. A live listen-only web cast of the conference call may be accessed at Johnson Outdoors' home page. A replay of the call will be available for 30 days on the Internet.

ABOUT JOHNSON OUTDOORS INC.

JOHNSON OUTDOORS is a leading global outdoor recreation company that turns ideas into adventure with innovative, top-quality products. The company designs, manufactures and markets a portfolio of winning, consumer-preferred brands across four categories: Watercraft, Marine Electronics, Diving and Outdoor Gear.  Johnson Outdoors' familiar brands include, among others: Old Town® canoes and kayaks; Ocean Kayak™ and Necky® kayaks; Carlisle® paddles; Extrasport® personal flotation devices; Minn Kota® motors; Cannon® downriggers; Humminbird® marine electronics; LakeMaster® electronic charts; SCUBAPRO® and SUBGEAR® dive equipment; Silva® compasses; Jetboil® outdoor cooking systems; and Eureka!® camping equipment.

Visit Johnson Outdoors at http://www.johnsonoutdoors.com

SAFE HARBOR STATEMENT

Certain matters discussed in this press release are "forward-looking statements," intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995.  Statements other than statements of historical fact are considered forward-looking statements. These statements may be identified by the use of forward-looking words or phrases such as "anticipate,'' "believe,'' "could,'' "expect,'' "intend,'' "may,'' "planned,'' "potential,'' "should,'' "will,'' "would'' or the negative of those terms or other words of similar meaning. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results or outcomes to differ materially from those currently anticipated.  Factors that could affect actual results or outcomes include changes in economic conditions, consumer confidence levels and discretionary spending patterns in key markets; the Company's continued success in implementing its strategic plan, including its targeted sales growth platforms and focus on innovation; the Company's success in integrating strategic acquisitions; litigation costs related to actions of and disputes with third parties, including competitors; the Company's continued success in working capital management and cost-structure reductions; the Company's ongoing success in meeting financial covenants in its credit agreements with lenders; risk of future write-downs of goodwill or other intangible assets; ability of the Company's customers to meet payment obligations; movements in foreign currencies, interest rates and commodity costs; the success of suppliers and customers; the ability of the Company to deploy its capital successfully; adverse weather conditions; and other risks and uncertainties identified in the Company's filings with the Securities and Exchange Commission.  Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements included herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

FINANCIAL TABLES FOLLOW

JOHNSON OUTDOORS INC.

(thousands, except per share amounts)
	THREE MONTHS		SIX MONTHS
	ENDED		ENDED
	March 28	March 29	March 28	March 29
Operating Results	2014	2013	2014	2013
Net sales	$ 124,273	$ 132,100	$ 203,373	$ 219,374
Cost of sales	75,427	78,016	124,598	131,476
Gross profit	48,846	54,084	78,775	87,898
Operating expenses	37,300	41,446	70,137	73,734
Operating profit:	11,546	12,638	8,638	14,164
Interest expense, net	308	453	479	871
Other expense (income), net	24	(878)	(135)	(380)
Income before income taxes	11,214	13,063	8,294	13,673
Income tax expense	3,810	4,126	3,083	4,489
Net income	$ 7,404	$ 8,937	$ 5,211	$ 9,184
Weighted average common shares outstanding - Dilutive	9,649	9,546	9,611	9,491
Net income per common share - Diluted	$ 0.67	$ 0.90	$ 0.30	$ 0.93
Segment Results
Net sales:
Marine electronics	$ 81,870	$ 87,778	$ 130,055	$ 141,429
Outdoor equipment	10,974	10,096	19,357	18,536
Watercraft	13,228	13,754	18,677	20,568
Diving	18,441	20,815	35,765	39,298
Other/eliminations	(240)	(343)	(481)	(457)
Total	$ 124,273	$ 132,100	$ 203,373	$ 219,374
Operating profit (loss):
Marine electronics	$ 13,748	$ 15,594	$ 16,080	$ 20,340
Outdoor equipment	573	(268)	385	(44)
Watercraft	(395)	(542)	(2,031)	(2,224)
Diving	605	1,379	754	2,081
Other/eliminations	(2,985)	(3,525)	(6,550)	(5,989)
Total	$ 11,546	$ 12,638	$ 8,638	$ 14,164
Balance Sheet Information (End of Period)
Cash and cash equivalents			$ 48,653	$ 40,392
Accounts receivable, net			98,484	109,176
Inventories, net			85,089	85,192
Total current assets			247,408	248,024
Total assets			348,529	348,505
Short-term debt			568	52,542
Total current liabilities			76,735	132,533
Long-term debt			49,627	8,057
Shareholders' equity			201,374	180,365
CONTACT: AT JOHNSON OUTDOORS INC.
         DAVID JOHNSON
         VP & CHIEF FINANCIAL OFFICER
         262-631-6600

         CYNTHIA GEORGESON
         VP - WORLDWIDE COMMUNICATION
         262-631-6600